Exhibit 99.1

Good Works Acquisition Corp Files Amended Registration Statement on Form S-4 in Connection
With Its Proposed Acquisition of Cipher Mining Technologies Inc.

PIPE Financing Contribution from Bitfury Adjusted to $50 Million in Cash, from Previously Announced In-Kind Investment, Further Bolstering Balance Sheet

Company Signs Agreements Totaling 910 Megawatts of Power Capacity for Planned Bitcoin Mining Operations

New York, NY, July 12, 2021: (PRNEWSWIRE) –Good Works Acquisition Corp. (“Good Works”) (NASDAQ: GWAC), a U.S. publicly-traded special purpose acquisition company, and Cipher Mining Technologies Inc. (“Cipher Mining” or the “Company”), a U.S.-based Bitcoin mining company, today announced the filing of an amended registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”) in connection with the previously announced proposed acquisition of Cipher Mining by Good Works.

A key element of the amended Form S-4 is an agreement by Bitfury Top HoldCo B.V. (“Bitfury”), the current parent company of Cipher Mining, to amend its contribution to the PIPE financing for the proposed transaction to $50 million in cash, which will serve to further strengthen Cipher Mining’s balance sheet. Previously, Bitfury’s participation in the PIPE financing was to be an in-kind investment in the form of a credit for future purchases by Cipher Mining of operating services and equipment.

“The change in Bitfury’s PIPE contribution to $50 million in cash from the previously announced in-kind investment is a positive development for this transaction and for the future of Cipher Mining,” said Tyler Page, Cipher Mining’s Chief Executive Officer. “The resulting increase in financial flexibility will support our planned timeline for the deployment of mining capacity, while positioning Cipher Mining to take advantage of opportunities that may arise due to the changing global Bitcoin mining landscape.”

“Our commitment of a $50 million cash investment in PIPE financing for Cipher Mining reflects Bitfury’s continued confidence in and commitment to the Company’s success,” said Valery Vavilov, CEO and Founder of Bitfury Group.

Good Works’ Co-Chairman, Doug Wurth, commented, “Given current favorable market conditions for U.S. Bitcoin miners, we believe that the operational flexibility provided by Bitfury’s financing will help to ensure the efficient execution of Cipher Mining’s deployment plan.”

The Company announced that it has entered into separate contracts with three providers of hosting capacity that are expected to accommodate approximately 910 megawatts (“MW”) of power capacity by the end of 2026 for Cipher Mining’s planned Bitcoin mining operations. Specifically, Cipher Mining signed a hosting agreement with Standard Power to provide a total mining capacity of at least 200MW; as well as power purchase agreements with Luminant ET Services Company LLC to supply from 200MW to 210MW; and WindHQ to supply 110MW by December 31, 2022, with sequential increases to 500MW by December 31, 2026.

The agreements provide for necessary infrastructure, sites for planned data centers, and other resources as more fully described in the amended Form S-4. Through these agreements, Cipher Mining believes it is well-positioned to capitalize on its access to abundant, efficient, competitively priced power in the United States.

“Affordable and reliable power is the lifeblood of the mining sector,” added Page. “A foundational component of Cipher Mining’s business is entering into these agreements, and this announcement marks another milestone in our mission to provide the vital infrastructure needed for the Bitcoin network to flourish.”

About Cipher Mining

Cipher Mining will be established as an industrial-scale Bitcoin mining company dedicated to expanding and strengthening the Bitcoin network’s critical infrastructure. Our goal is to be the leading Bitcoin mining company in the United States. We expect that the operations at our four initial planned data centers in Ohio and Texas will enable the Bitcoin network to continue to operate and flourish. Through our business model, Cipher Mining expects to operate powerful computers that mine Bitcoin and validate transactions on the Bitcoin network. We believe Cipher Mining will leverage our best-in-class technology, market-leading power purchase arrangements, and a seasoned, dedicated senior management team to become the market leader in Bitcoin mining.

About Good Works

Good Works is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. The Good Works name reflects the fact that its management and directors donated half of their founder shares to charitable organizations in light of the impact that COVID19 has had on the ability of non-profits to generate contributions and revenues. The Company’s management team consists of Messrs. Fred Zeidman, CEO and Co-Chairman, Douglas Wurth, CoChairman, and Cary Grossman, President. I-B Good Works, LLC, an affiliate of I-Bankers Securities is the sponsor of Good Works. Good Works is a publicly-traded special purpose acquisition company, or SPAC, with approximately $170 million in trust. Management of Good Works has deep experience in private equity investing, corporate finance and executive level management in a number of industries. In addition, they have experience in Bitcoin mining through involvement in a Power Hosting Company and have extensive experience in SPAC mergers and board governance of public and private companies.

Forward Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between Good Works Acquisition Corp. (“Good Works”) and Cipher Mining Technologies Inc. (“Cipher”), including statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, the services offered by Cipher and the markets in which Cipher operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and Good Works’ or Cipher’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Good Works’ securities; (ii) the risk that the proposed business combination may not be completed by Good Works’ business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Good Works; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by the stockholders of Good Works, the satisfaction of the minimum trust account amount following redemptions by Good Works’ public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the effect of the announcement or pendency of the proposed business combination on Cipher’s business relationships, performance, and business generally; (v) risks that the proposed business combination disrupts current plans of Cipher and potential difficulties in Cipher employee retention as a result of the proposed business combination; (vi) the outcome of any legal proceedings that may be instituted against Good Works or Cipher related to the agreement and plan of merger or the proposed business combination; (vii) the ability to maintain the listing of Good Works’ securities on the NASDAQ; (viii) the price of Good Works’ securities, including volatility resulting from changes in the competitive and highly regulated industries in which Cipher plans to operate, variations in performance across competitors, changes in laws and regulations affecting Cipher’s business and changes in the combined capital structure; and (ix) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in Good Works final proxy statement/information statement/prospectus contained in the Form S-4 registration statement described below, including those under “Risk Factors” therein, Quarterly Reports on Form 10-Q and other documents filed by Good Works from time to time with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Good Works and Cipher assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Good Works nor Cipher gives any assurance that either Good Works or Cipher will achieve its expectations.

Additional Information and Where to Find It

This document relates to a proposed business combination between Good Works and Cipher Mining. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Good Works filed an amendment to the registration statement on Form S-4 with the SEC on July 12, 2021, which included a proxy statement of Good Works, an information statement of Cipher and a prospectus of Good Works. The proxy statement/information statement/prospectus will be sent to all Good Works and Cipher Mining stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at a meeting of Good Works’ stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”). Good Works may also file other documents regarding the proposed business combination with the SEC. The definitive proxy statement/information statement/prospectus will contain important information about the proposed business combination and the other matters to be voted upon at the Special Meeting and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Before making any voting decision, investors and security holders of Good Works and Cipher Mining are urged to read the registration statement, the proxy statement/information statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

Investors and security holders will be able to obtain free copies of the proxy statement/information statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Good Works through the website maintained by the SEC at www.sec.gov, or by directing a request to Good Works Acquisition Corp., 4265 San Felipe, Suite 603, Houston, TX 77027, attention: Cary Grossman or by contacting Morrow Sodali LLC, Good Works’s proxy solicitor, for help, toll-free at (800) 662-5200 (banks and brokers can call collect at (203) 658-9400) or may contact Morrow Sodali LLC via email to GWAC.info@investor.morrowsodali.com.

Participants in Solicitation

Good Works and Cipher Mining and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Good Works’ stockholders in connection with the proposed business combination. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the proxy statement/information statement/prospectus regarding the proposed business combination. You may obtain a free copy of these documents as described in the preceding paragraph.

Contacts:

Investor Contact:

Mark Roberts

Blueshirt Capital Advisors

investors@ciphermining.com

Media Contact:

Ryan Dicovitsky / Kendal Till

Dukas Linden Public Relations

908-907-7703

CipherMining@DLPR.com

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